UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-12

FIRST WAVE BIOPHARMA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

On December 17, 2021, First Wave BioPharma, Inc. issued the following press release:

FIRST WAVE BIOPHARMA ANNOUNCES ADJOURNMENT OF ANNUAL MEETING

BOCA RATON, FL., December 17, 2021 (GLOBE NEWSWIRE) – First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that it has adjourned its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) in order to provide stockholders additional time within which to vote on all proposals, including Proposal 2 to approve an amendment to the Company’s certificate of incorporation to increase the Company’s authorized shares of common stock from 25,000,000 to 50,000,000.

The Company believes there is significant support for Proposal 2. At the time of the Annual Meeting, approximately 83% of the votes cast on Proposal 2 were voted in favor of its approval; however, because Proposal 2 must be approved by a majority of the outstanding shares of common stock, it has not yet received a sufficient number of votes in its favor. The Company’s Board of Directors continues to believe that Proposal 2 is advisable and that it is in the best interests of the Company’s stockholders to consider and act upon Proposal 2. Therefore, the Company adjourned the Annual Meeting.

The adjourned meeting will be held at 9:00 a.m. EST on January 7, 2022 at the following url: www.virtualshareholdermeeting.com/FWBI2021.  The record date for the Annual Meeting is November 9, 2021.

Annual Meeting of Stockholders of First Wave BioPharma, Inc.

The adjourned meeting will be held at 9:00 a.m. EST on January 7, 2022 virtually at www.virtualshareholdermeeting.com/FWBI2021. The Board of Directors unanimously recommends that stockholders vote FOR all proposals on the agenda.

Stockholders may cast their vote live with a proxy specialist by calling toll free at 1-833-782-7196 between the hours of 9:00 a.m. and 10:00 p.m. EST, Monday through Friday.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. First Wave BioPharma is currently advancing a therapeutic development pipeline populated with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. The Company’s niclosamide portfolio is led by two clinical programs in Phase 2 clinical trials: FW-COV, for COVID-19 gastrointestinal infections and FW-UP, for ulcerative proctitis (UP) and ulcerative proctosigmoiditis. Three additional indications of niclosamide, FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease) are expected to enter the clinic in 2022 and 2023. First Wave BioPharma is also advancing FW-EPI (adrulipase) for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. The Company is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@azurrx.com

Media contact:
Tiberend Strategic Advisors, Inc.
Johanna Bennett / David Schemelia
(212) 375-2665 / (609) 468-9325
jbennett@tiberend.com / dschemelia@tiberend.com